UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2025

MONOPAR THERAPEUTICS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39070	32-0463781
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Skokie Blvd., Suite 350, Wilmette, IL	60091
(Address of principal executive offices)	(Zip Code)

(847) 388-0349
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	MNPR	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Underwritten Registered Offering

On September 23, 2025, Monopar Therapeutics Inc., a Delaware corporation (the “Company” or “Monopar”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, Leerink Partners LLC and Barclays Capital Inc. (collectively, the “Representatives”), as Representatives of the several underwriters named therein (together with the Representatives, the “Underwriters”), pursuant to which the Company will issue and sell to the Underwriters pursuant to the Underwriting Agreement 1,034,433 shares of Common Stock, par value $0.001 per share (the “Common Stock”), at a public offering price of $67.67 per share, and pre-funded warrants (the “Pre-Funded Warrants”) to purchase 960,542 shares of Common Stock at the purchase price of $67.669 per Pre-Funded Warrant, which represents the public offering price per share for the Common Stock less a $0.001 per share exercise price (the “Offering”).

The Offering is being made pursuant to a shelf registration statement filed August 29, 2025 and declared effective by the Securities and Exchange Commission (the “SEC”) on September 9, 2025 (the “Registration Statement”) (File. No. 333-289947), a base prospectus filed as part thereof, and a prospectus supplement dated September 23, 2025, filed pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”).

Each Pre-Funded Warrant will be exercisable immediately and may be exercised at any time until exercised in full. A holder (together with its affiliates and other attribution parties) may not exercise any portion of a Pre-Funded Warrant to the extent that immediately prior to or after giving effect to such exercise the holder would own more than 9.99% of our outstanding Common Stock immediately after exercise, which percentage may be changed at the holder’s election to a lower or higher percentage not in excess of 19.99% upon 61 days’ notice to us subject to the terms of the Pre-Funded Warrant

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and the Underwriters, customary conditions to closing, and customary indemnification obligations of the Company.

The Company has agreed to provide the Underwriters with customary indemnification and contribution rights, in connection with entering into the Underwriting Agreement.

The opinion of the Company’s counsel regarding the validity of the shares of Common Stock and Pre-Funded Warrants (and shares of Common Stock issuable thereunder) is filed herewith as Exhibit 5.1.

Share Purchase Agreement

On September 24, 2025, the Company entered into a stock purchase agreement (the “Share Purchase Agreement”) with Tactic Pharma, LLC, an existing significant stockholder of the Company (“Tactic Pharma”). Pursuant to the Share Purchase Agreement, the Company agreed to repurchase 550,229 shares of its Common Stock from Tactic Pharma at $63.6098 per share, which is the same price per share as the price at which the shares are being sold to the public in the Offering, less underwriting discounts and commissions (the “Share Repurchase”). Chandler D. Robinson, the Company’s Chief Executive Officer and a member of its board of directors, is a managing member of Tactic Pharma.

The Share Purchase Agreement contains customary representations, warranties and agreements by the Company and Tactic Pharma. The Share Repurchase is conditioned on the closing of the Offering.

The foregoing descriptions of the Underwriting Agreement, the Pre-Funded Warrant, and the Share Purchase Agreement are not complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, the form of Pre-Funded Warrant, and the Share Purchase Agreement and, copies of which are filed herewith as Exhibits 1.1, 4.1 and 10.1, respectively, and incorporated herein by reference.

Proceeds from Offering

After giving effect to the Share Repurchase, the net proceeds to the Company from the Offering, after deducting underwriting discounts and commissions, but before estimated offering expenses, are expected to be approximately $91.9 million. The Offering is expected to close on September 25, 2025, subject to customary conditions. The Share Repurchase is expected to close promptly thereafter.

Item 7.01. Regulation FD Disclosure

On September 23, 2025, Monopar issued a press release announcing that the Journal of Hepatology had published a peer-reviewed letter to the editor demonstrating rapidly improved copper balance in Wilson disease patients treated with Monopar’s investigational therapy ALXN1840 (tiomolybdate choline).

The press release is furnished as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated September 23, 2025, by and among Monopar Therapeutics Inc., Morgan Stanley & Co. LLC, Leerink Partners LLC, and Barclays Capital Inc.
4.1	Form of Pre-Funded Warrant
5.1	Legal Opinion of Baker & Hostetler LLP
10.1	Share Purchase Agreement, dated September 24, 2025, by and between Monopar Therapeutics Inc. and Tactic Pharma, LLC.
23.1	Consent of Baker & Hostetler LLP (contained in Exhibit 5.1).
99.1	Press Release Dated September 23, 2025.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monopar Therapeutics Inc.

Date: September 24, 2025	By:	/s/ Quan Vu
	Name:	Quan Vu
	Title:	Chief Financial Officer